Exhibit 99.1

Molina Healthcare of Indiana Recommended for MLTSS Award

LONG BEACH, Calif.--(BUSINESS WIRE)--March 6, 2023--Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) today announced that the Indiana Department of Administration has recommended that contract negotiations begin with Molina’s Indiana health plan, Molina Healthcare of Indiana, Inc. Under the proposed contract with the Indiana Family and Social Services Administration (FSSA), Molina Healthcare of Indiana is expected to provide risk-based managed care long term services and supports as part of the Indiana Pathways for Aging LTSS program pursuant to the request for proposal issued by FSSA on February 17, 2022.

The new contract for Molina’s Indiana health plan is expected to have a four-year term, with the potential for two one-year renewals. Molina’s Indiana health plan will be one of four managed care organizations offering health care coverage to approximately 100,000 total Medicaid LTSS beneficiaries across the state.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company (currently ranked 125), provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 5.3 million members as of December 31, 2022. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements regarding Molina’s Indiana health plan subsidiary and the Indiana Pathways for Aging LTSS program. All forward-looking statements are based on the Company’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, the failure to finalize and execute a contract, a delay in the start date for the contract, and any changes incidental to a successful administrative protest or legal action. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. All forward-looking statements in this press release represent Molina’s judgment as of the date hereof. Information regarding the risk factors to which Molina is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission (the “SEC”), including the Company’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov.

Contacts

Investor Contact: Joseph Krocheski, 562-951-8382
Media Contact: Caroline Zubieta, 562-951-1588